Exhibit 99.2

WFCF

2020 First Quarter Conference Call Script

Call date: Thursday May 14, 2020

Call time: 10:00 a.m. Mountain Time

Speakers call in number: 877-407-8290 or 201-689-8344

Jay

Good morning and welcome to the Where Food Comes From first quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we will make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call.

On our last earnings call on March 5th I talked about Covid-19 almost as a footnote, noting its early impact on the beef supply chain but having – like nearly everyone else – little appreciation for how broad and how deep its impact would be on our overall economy and the food supply chain in particular. Today, I think it’s appropriate we lead off with the subject.

In my remarks last quarter, I focused on beef demand, which has in fact remained fairly strong, including from China. What has transpired in the interim are government mandated quarantines and social distancing edicts that have had a devastating impact on the food supply chain, including farmers and ranchers, processors and food service. Our customers’ “no outside guest” policies have cut into our on-site farm and ranch verification activity.

The software side of our business has also been impacted – primarily by supply chain disruptions and by customers delaying purchasing and investment decisions until they can get more clarity on the re-opening of the economy.

As a result, our revenue in the first quarter was essentially flat year over year.

For as much as we’ve learned over the last 10 weeks, there remain a lot of unknowns as to when things will return to normal and exactly what normal will look like. The trend of reduced on-site verifications and packing plant disruptions has carried into the second quarter and we think it’s safe to say we’ll continue to see some impact through the balance of 2020 – but to what extent, it is really hard to know at this point. Every day we read about this state or that state’s re-opening plans and there’s still not much consistency. Hopefully, the next few weeks will provide some clarity, so we’re really in wait-and-see mode.

From a financial results perspective, as I said, our Q1 revenue was down slightly to $3.9 million from $4.0 million.

Breaking that down into its four components:

●	Verification and certification services were flat at $2.8 million. Again, this reflects the impact of social distancing on farms and ranches and the impact and processing plant closures due to infection rates.

●	Product sales were up 13% to $725,000 from $641,000.

●	Our software business was a mixed bag but down overall year over year due to the aforementioned supply chain disruptions and general budget caution. Our license, maintenance and support business, net of intercompany sales, declined to $143,000 from $295,000. That was partially offset by an increase in software consulting services, net of intercompany sales, to $241,000 from $207,000.

Gross profit in the first quarter, net of intercompany sales, decreased 3% year over year to $1.6 million from $1.7 million.

SG&A expense was flat at $2.0 million.

And net loss attributable to WFCF increased to $241,000 from $143,000 year over year.

We generated $900,000 in net cash from operations in the first quarter, down from $1.3 million in the same quarter last year.

We maintain a strong balance sheet with:

●	Cash, cash equivalents and short-term investments at March 31st of $3.2 million, up 11% from $2.9 million at year-end;

●	Working capital of $2.6 million;

●	No long-term debt.

The last few months have been good reminder of how fast things can change. We entered 2020 with momentum from our strongest year ever – with revenue and all profit metrics reaching record levels in 2019. We had every expectation of continuing those trends until the pandemic and more importantly - the government’s reaction to the pandemic – took center stage.

The good news is, because we run a lean organization with a focus on balance sheet discipline, we think we’re better positioned than many to weather the current storm.

In addition, we believe our staying power is further strengthened by the depth and breadth of our services portfolio, which is second to none in our industry.

In the first quarter we continued to expand that portfolio.

We entered the seafood space with our acquisition of Postelsia Holdings, a leader in environmental and social sustainability programs for the seafood industry. Prior to this acquisition, seafood had been the only major food sector where we didn’t have a presence. Postelsia rounds out our protein offering, extends our geographical reach and exposes us to some very interesting new customers and business relationships that we hope will lead to new revenue streams.

Another highlight in the first quarter: We rolled out the Where Food Comes From CARE program – a suite of sustainability solutions that address consumer demand for sustainably produced products. Since the first of the year we’ve introduced CARE programs for beef, dairy, pork and poultry. Sustainability is front of mind for a growing number of consumers, so we think these programs have a lot of potential to contribute to future growth. We had a good initial response to CARE and are optimistic we can rekindle that trend once Covid-19 is under control.

In closing, I want to again thank the Where Food Comes From team for continuing to perform at a high level under very difficult circumstances. I also want to thank our shareholders and other stakeholders for continuing to support us over the last few months.

Like everyone, we are looking forward to the economy reopening and getting back to business as usual.

And with that, I’ll open the call to questions. Operator…

Question and Answer Session:

Our first question is from Alex Team, First Ballantyne. Please proceed with your question.

Question 1: Terry Thompson

Well, it’s good to be expected these days. As you know, I’m living in rural North Central Oklahoma now and those been — it’s taken off like a rocket here a real movement, consumers buying directly from the producers, the farmers and the ranchers. In fact, there was a Facebook Group started two weeks ago called Shop Kansas Farms. In two weeks had 75,000 members, and I’m wondering if this is something that could Where Food Comes From might be able to move into and capitalize on?

John Saunders

Yes, great comment. We’ve seen a similar trend. And we’ve recommended to a number of our ranch customers across the country that that is a good diversification of their business. So I think you’re right on track. And we’re actually working through our CARE programs to offer our producers that already have online sales systems direct to consumers to collaborate and to have that access to that type of information around the country. So yes, we’re totally on board. I think it’s a great comment and a great opportunity for us.

Terry Thompson

Great. Well, once we get through this, I think that we’re back on track. And I appreciate, I missed coming to the meeting this year.

John Saunders

Yes, I know that was a strange one and haven’t had that for us. Thanks, Terry. Appreciate it.

Question 2: Andreas Aaen

I’m great here. Denmark is a little bit in front of this, I think so. We are basically back to normal economic state. Okay. So may I have three questions, my first one is can you maybe elaborate about the verification business here, last quarter you had some pull up demand for the beef. And now it seems like some on demand side kind of getting delayed there. Is there — how long can farmers delay this until the kind of they lose the verification or the standard verification to? I would assume it’s that expense in audit, you have some timeline to do this, you cannot just pull it out. So I would just know if those verifications are they canceled or as they just like rescheduled?

John Saunders

Great question. I’m going to let Leann answer that one. She’s been dealing with it mostly.

Leann Saunders

Yes, that’s a great question. So it depends right now, a great degree based on how the certification body looks at it. So you have some certification bodies that are just kind of kicking the can down the road. And so with those, we’re following our procedures for extensions. And those would be primarily, if you look at some of these large handling and processing facilities, they’re just looking at six months extensions and then for other things like organic certification, they’ve moved to kind of remote virtual auditing in the near-term, but we still have to look at those operations onsite within the year. So it’s kind of a mixed bag.

So whenever we can, we’re continuing to move and to conduct the audits as we always have, when we can. When we have both the customer and we have the available audit team willingness to do that with kind of all of what we have to deal with now a PPP. So, hopefully that answers your question.

And we hope to get back to normal as quickly as possible. But with both you look at state situations and then local government situations, everything’s different. So we’re having to manage all of that with every single verification that we do.

John Saunders

And specific to beef, I think it’s important to note that really has been the one area that we’ve stayed relatively consistent. As you notice our tag revenue was actually up in the first quarter year-over-year. So the vast majority of our beef producers are out in the country and were the last ones to be affected. So it’s actually remained very strong in the beef specific area.

Andreas Aaen

Okay.

Leann Saunders

Yes, the ones most affected would be your larger confinement facilities with that — with a larger workforce. I mean really what’s happening right now, we’ve dealt with animal disease issues in the past, but now we’re dealing with great concern over their workforce and maintaining their workforce.

Andreas Aaen

Okay, that sounds good. So that could be a likely scenario where let’s say six months from now when states open up again, that you have a lot of farmers that basically have like only have a short time to get their orders done?

Leann Saunders

Yes, that is correct.

Andreas Aaen

Okay. Okay can you maybe elaborate about how we should think about this long-term, obviously, this is hitting you now. But I would assume with a health crisis like this, this was just like, make people even more care about, what they put in their mouth and how think about the health and stuff like that?

John Saunders

Yes, that’s a great point. We’ve spent a lot of time thinking through that and really preparing for I think, what the post COVID-19 world will look like. And as I mentioned our CARE program, the sustainability program has obviously traceability a key part of it, but it also has animal welfare, and environmental stewardship and then a worker component, which we think as you say probably will become even more important in the future.

So yes, we’re — as I mentioned we’re I think very, very strong in the long-term because of our focus on providing people a way that they can learn more about where their food comes from.

Andreas Aaen

Okay, that sounds feasible. Okay. The U.S. Hemp Authority you have, can you elaborate that because I saw news from a company called FoodChain, I view they said they were named the official certification body. So did you lost that one or how should we think about the hemp industry now?

John Saunders

Yes, we worked with them for a year and I think our overall perspective of the hemp industry was that, it was a product that was a little bit before its time. And as I think you see in the public market, most of the hemp providers and CBD providers have really struggled and our decision was that that specific program, there’s many programs for verification, but that specific program really didn’t have the same alignment.

So it was a mutual decision to move away from that program. So yes, you’re reading it correctly. It’s more just; we had two years’ worth of experience working with that specific program and decided that there were others that were more appropriate for our long-term goals. So you’ll be seeing and hearing about that in the future.

Andreas Aaen

Okay, okay perfect. Then my last question is more general about the capital allocation side. You did the recent acquisition in the seafood industry. How are you looking at marine right now, is there all kinds of companies that are struggling that you could take advantage of this or and also related to, obviously, your share price reacting quite negative right now. So are you still committed to your buyback program, you have ample liquidity now or how should you think about?

John Saunders

Yes, that’s a great question as well. I think we acquired Postelsia literally a week or so prior to all of this really, really coming to light. And what — there was obviously some drawbacks in that and that the primary part of their business is based in Southeast Asia where all this started. So we really kind of got — we saw that as a negative at the beginning. But I think now what we’re starting to realize again back to our conversation around what consumers are going to want, we think there’s going to even be more scrutiny on seafood specifically as it’s coming into the United States and or around the world that we’re in a very unique position with Postelsia now that we’re really going to be at the forefront of being able to provide consumers more information about where that food is coming from.

And yes, related to — I can’t think of any standard setting body or any certification company that isn’t struggling right now through this and trying to determine what the future of certification and verification looks like. And we see a number of opportunities, both here in the United States but also internationally where there’s great chances for us to expand in this level of both our stock price but also the — just the certification business in general.

So yes, we’re looking to really utilize our strong balance sheet as I’ve talked about many times in the past, we have no debt. 2019 was the best year we’ve ever had. And we had an opportunity to really put a lot of capital away and we feel very fortunate about that. So yes, I think there’s going to be great opportunities for us to grow and to take advantage of this time where others are not as necessarily well-positioned as we are.

Andreas Aaen

Okay, perfect. Yes, I think that was everything I had for now. I wish you all well.

John Saunders

Thanks.

Question 3: Chris Brown

I had a question on — hi — I had a question on how you look at kind of credit exposure, and then potential bad debt and bankruptcies impacting you from your customers over the remainder of the year? Thanks.

John Saunders

Yes, great question. Yes, there are a lot of people involved in agriculture right now that are really struggling. We’ve been very fortunate over the last half a decade to really diversify our business away from any specific customer. So most of the farms specifically beef customers that we’re working with right now they have relatively strong balance sheet. So we’re fairly confident that that group of producers that we work with are in a fairly good financial position. I think some of the middle companies and what I mean by that are those that either feed yards or pork and poultry growers and finishers, there is some concern there that over the long-term and short-term, there’s going to be some bankruptcy issues.

And so we’re monitoring that. I think again, we’re so diversified, Chris, that we’re not really concerned that any one specific customer or a bankruptcy of any one specific customer will have too material effect on us. But yes, we’re monitoring and managing that and I think it’s a big — it’s a big issue long-term for the food supply chain, good question.

Question 4: Unidentified Analyst

Hey, guys, sorry, I missed the first 10 minutes, if you already covered this. I was pleased to see in the earnings release, even though this was a weak quarter that you’re still cash flow positive from operations. Given John’s guidance for continued weakness throughout the rest of the year, can you comment on cash burn or cash flow for the rest of the year?

John Saunders

Great question. The first quarter typically, Josh is our slowest quarter. So if you look historically, that’s really where we’ve had the most, or the largest deficit when it comes to our profitability. But we also have certain programs that we — they pay upfront. So the cash is actually coming in, in the first quarter even though it’s a year-long certification, that’s not across the board. But we do have a lot of programs like that.

I think we’re very hopeful. April was probably the most difficult month that we experienced. We’re starting to see things reopen. So I think we’re pretty positive about the future. I think we got a really, really strong balance sheet as I’ve talked about many times. And I think, if we can get the economy back open and we can really get the food service started, again that’s literally overnight 50% of the outlet for our products disappeared and were closed. So I think as we start to see restaurants, hospitals, universities start to reopen that business, that side of the business we’ll come back strong, so we’re pretty positive.

Question 5: Andreas Aaen

Hey, guys, sorry, I just have one question and I forgot to ask. Have you taken advantage of any of the government programs in the United States? Some of the other companies in business have put out securities that said we have gotten so much from the government programs and stuff like that. Anything you can say there?

John Saunders

Yes, we’ve pursued those programs that we can, we’ll talk about it more in the future. We’re the definition of a small business; we have just under 60 employees, so yes we think there are opportunities. And we’re going to take advantage of those. But again I feel pretty strong that regardless of those opportunities and those programs just because we’ve had such good, good business the last couple years, and we’ve done a really good job of building our balance sheet that we probably won’t need them. But yes, we are — we are pursuing them where we can.

Andreas Aaen

Okay. I understand that. Some of the programs that basically you take a loan, but you can, it’s a job done through R&D expenses and employee payroll. So you basically, it’s basically kind of a fee, you don’t have to pay them — back to them of course.

John Saunders

Yes, we agree. And perhaps even more important are the programs that are being directed towards our customers. So there’s been two programs as of late, which I think are really going to help especially our dairy and pork and poultry producers. So we’re encouraged that that the government has been really taking the lead on helping them see through this difficult times. So I think those are probably just as important as anything that we would get directly.

Operator

Thank you. Ladies and gentlemen, this concludes our question-and-answer session. I’ll turn the floor back to Mr. Saunders for any final comments.

John Saunders

Well, great questions everyone. Again, we really appreciate all of your support. We’ll look forward to talking here in three months. Take care and we’ll talk soon.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.